Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190934

PMC COMMERCIAL TRUST

17950 PRESTON ROAD, SUITE 600

DALLAS, TEXAS 75252

SETTLEMENT OF SHAREHOLDER LITIGATION

Dear PMC Commercial Trust Shareholder:

PMC Commercial Trust, a Texas real estate investment trust (“PMC Commercial”), is filing this supplement to its definitive proxy statement/prospectus that was filed on December 30, 2013 to provide information to PMC Commercial shareholders regarding the settlement of derivative and class action litigation filed by certain PMC Commercial shareholders related to the proposed merger (the “Merger”) of a wholly owned subsidiary of PMC Commercial with a wholly owned subsidiary of CIM Urban REIT, LLC (“CIM REIT”) pursuant to the agreement and plan of merger dated as of July 8, 2013, by and among PMC Commercial, CIM REIT, and their respective merger subsidiaries. We refer to the agreement and plan of merger as the “Merger Agreement” in this supplement, which references include amendments thereto, including the consent to assignment and limited waiver to agreement and plan of merger dated as of November 20, 2013, and we refer to PMC Commercial’s definitive proxy statement/prospectus that was filed on December 30, 2013 (and sent to PMC Commercial shareholders on or about January 6, 2014) as the “definitive proxy statement/prospectus” in this supplement.

As of January 28, 2014, PMC Commercial, together with CIM REIT, entered into agreements with certain shareholders of PMC Commercial to settle the derivative and class action litigation that was filed against PMC Commercial, CIM REIT, Southfork Merger Sub, LLC (“PMC Merger Sub”) and PMC Commercial’s Board of Trust Managers and executive officers relating to the Merger. As part of the settlements, the plaintiffs, who, together with other “reporting persons” included in their Schedule 13D filings, collectively own approximately 12.7% of the outstanding shares of PMC Commercial, have represented that they will vote all of their shares in favor of each of the shareholder proposals described in the definitive proxy statement/prospectus.

Further, under the terms of the Memorandum and Agreement of Settlement dated as of January 28, 2014 by and among Hoak & Co., Hoak Public Equities, L.P. (together with Hoak & Co., “Hoak”), PMC Commercial, PMC Merger Sub, CIM REIT, Jan Salit, Barry Berlin, Dr. Martha Rosemore Morrow, Nat Cohen, and Barry Imber (the “Memorandum and Agreement of Settlement”), which remains subject to final court approval and consummation of the Merger, plaintiff Hoak agreed to withdraw its application for a temporary injunction and (on behalf of itself, derivatively on behalf of PMC Commercial, and on behalf of the putative class of shareholders of PMC Commercial) to release PMC Commercial and the other defendants from all claims, actions or other damages that the plaintiffs have or might have relating to, among other things, the proposed Merger and other transactions related thereto. Plaintiff REIT Redux, L.P. (“REIT Redux”) entered into a separate agreement, which is described below, to resolve its individual claims and similarly agreed to dismiss all of its claims. The defendants have not admitted the validity of any of the plaintiffs’ allegations made in the plaintiffs’ action or any liability with respect thereto, and continue to deny the same.

Pursuant to the Memorandum and Agreement of Settlement, CIM Service Provider, LLC (“CIM Manager”) entered into a trading plan designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This trading plan, which is called a Rule 10b5-1 Purchase Plan and was entered into on January 29, 2014 by CIM Manager, PMC Commercial and Merrill Lynch, Pierce, Fenner & Smith Incorporated, provides for the purchase of up to 2.75 million common shares of PMC Commercial (“PMC Commercial Common Shares”) at prices up to $5.00 per share. Under the terms of the trading plan, share purchases shall be conducted in compliance with Rule 10b-18 under the Exchange Act, including in respect of “block purchases” as contemplated by such Rule. The trading plan provides for the purchase of shares commencing on the first trading day following consummation of the Merger. The trading plan will, in general, expire on the date that 2.75 million PMC Commercial Common Shares have been purchased or August 10, 2014, whichever is earlier. Additionally, PMC Commercial will be responsible for providing and administering notice of the class action settlement to the members of the settlement class, and will pay all reasonable costs incurred in providing such notice. PMC Commercial, PMC Merger Sub and CIM REIT have also agreed to payment of reasonable attorney’s fees and expenses of plaintiffs’ counsel, as may be awarded by the court, of up to $772,000.

CIM Manager, a subsidiary of CIM Group, LLC (“CIM Group”), is the entity that is contemplated to act as manager of PMC Commercial following the Merger. CIM Manager is controlled by the three co-founders and principals of CIM Group, Richard Ressler, Avi Shemesh and Shaul Kuba, all of whom will also serve on the Board of Trust Managers of PMC Commercial following the consummation of the Merger, with Mr. Ressler serving as Chairman.

Pursuant to the Settlement Agreement dated as of January 28, 2014 among plaintiff REIT Redux, PMC Commercial, PMC Merger Sub, CIM REIT and the other defendant officers and trust managers of PMC Commercial (the “Settlement Agreement”), concerning the individual claims of REIT Redux, which is also subject to consummation of the Merger, court approval and REIT Redux and its other “reporting persons” voting their shares in favor of the proposals described in the definitive proxy statement/prospectus, CIM Manager will purchase up to 500,000 PMC Commercial Common Shares currently owned by REIT Redux and its other “reporting persons” at a price of $5.00 per share, if requested by REIT Redux to do so at any time from July 10, 2014 until August 10, 2014.

The terms of the settlement of the derivative and class action litigation do not require any modification of the terms of the Merger Agreement. As more fully described in the definitive proxy statement/prospectus, the terms of the Merger Agreement provide that (a) a merger subsidiary of CIM REIT will merge with and into a merger subsidiary of PMC Commercial, at which time PMC Commercial will become the parent company of CIM Urban Partners L.P. (“CIM Urban”) and its subsidiaries; and (b) PMC Commercial will issue to Urban Partners II, LLC (“Urban II”), the members of which will be CIM REIT and CIM Urban Partners GP, LLC (the current general partner of CIM Urban), 22,000,003 PMC Commercial Common Shares and 65,028,571 Class A convertible cumulative preferred shares of PMC Commercial (the “PMC Commercial Preferred Shares”). Each PMC Commercial Preferred Share will be convertible into seven PMC Commercial Common Shares. In addition, each PMC Commercial shareholder of record on the last business day prior to consummation of the Merger shall be entitled to receive a special dividend of $5.50 per PMC Commercial Common Share (plus that portion of PMC Commercial’s regular quarterly dividend accrued through that day), which special dividend shall be payable on or prior to the tenth business day after consummation of the Merger. All of the PMC Commercial Common Shares outstanding immediately prior to the Merger will remain outstanding following the Merger. Assuming conversion of the PMC Commercial Preferred Shares, Urban II will receive approximately 97.8% of the PMC Commercial Common Shares issued and outstanding immediately after consummation of the Merger.

The proposed Merger and other transactions contemplated by the Merger Agreement remain subject to the approval of the U.S. Small Business Administration, the approval of PMC Commercial’s shareholders of the proposals presented at the special meeting to be held on February 11, 2014 (or any adjournment or postponement thereof), and other customary closing conditions. The parties expect the transactions contemplated by the Merger Agreement to be completed during the first quarter of 2014. However, there can be no assurance that the proposed litigation settlement will be approved by the court or that any ultimate settlement will be upon the same terms as those contemplated by the parties’ agreements or that the proposed Merger will be consummated on the terms described herein or at all.

The terms of the settlement of the class action and derivative litigation do not require any modification of the terms of the Merger Agreement or the proposals to be voted on at the special meeting. PMC Commercial’s Board of Trust Managers continues to unanimously recommend that shareholders vote “FOR” the proposals contained in the definitive proxy statement/prospectus.

This supplement contains important information about PMC Commercial and the proposed Merger and other transactions contemplated by the Merger Agreement. We encourage you to read this supplement and the definitive proxy statement/prospectus carefully before voting, including the sections entitled “Risk Factors” beginning on page 40 of the definitive proxy statement/prospectus and “Update to Risk Factors” on page S-4 of this supplement.

Your vote is important. Whether or not you plan to attend the special meeting, if you have not already submitted a proxy, please submit a proxy to vote your shares as promptly as possible. If you have already submitted a proxy and do not wish to revoke or change that proxy, you do not need to take any further action; if you do wish to revoke or change a previously submitted proxy, please follow the instructions provided on page S-3 of this supplement under “Update to Questions and Answers.”

Jan F. Salit

Chief Executive Officer and President

Neither the SEC nor any state securities regulatory authority has approved or disapproved of the Merger or other transactions described in this supplement and the definitive proxy statement/prospectus, or has passed upon the adequacy or accuracy of the disclosure in this supplement or the definitive proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This supplement is dated January 31, 2014.

SUPPLEMENT DATED JANUARY 31, 2014

(To Definitive Proxy Statement/Prospectus Dated December 30, 2013)

SETTLEMENT OF LITIGATION RELATED TO THE MERGER

YOUR VOTE IS VERY IMPORTANT

On or about January 6, 2014, PMC Commercial Trust, a Texas real estate investment trust (“PMC Commercial”), mailed to its shareholders of record as of December 30, 2013 a definitive proxy statement/prospectus relating to a special meeting of PMC Commercial shareholders called in connection with the agreement and plan of merger, dated July 8, 2013, by and among PMC Commercial, CIM Urban REIT, LLC (“CIM REIT”), and their respective merger subsidiaries (the “Merger Agreement”). Pursuant to the Merger Agreement, the parties have agreed, among other things, that (a) PMC Commercial would pay a special dividend to its shareholders in the amount of $5.50 per share, (b) PMC Commercial would issue additional common and preferred shares to a subsidiary of CIM REIT and (c) a wholly owned subsidiary of CIM REIT would merge with and into a wholly owned subsidiary of PMC Commercial, all as more fully described in the definitive proxy statement/prospectus. Unless otherwise indicated or the context requires otherwise, all defined terms used in this supplement shall have the meanings given to such terms in the definitive proxy statement/prospectus.

We are filing this supplement to report that PMC Commercial and the other defendants party to the derivative and class action litigation brought by certain PMC Commercial shareholders have entered into agreements to settle the derivative and class action litigation related to the proposed Merger and other transactions contemplated by the Merger Agreement. Pursuant to the settlement, which remains subject to final court approval and consummation of the Merger, such PMC Commercial shareholders, who collectively own approximately 12.7% of the outstanding shares of PMC Commercial, have represented that they will vote all of their shares in favor of each of the shareholder proposals described in the Registration Statement on Form S-4 (File No. 333-190934) that PMC Commercial filed with the SEC in connection with the proposed Merger and in the definitive proxy statement/prospectus, which proposals will be voted on at the special meeting of PMC Commercial shareholders to be held on February 11, 2014.

The terms of the settlement of the derivative and class action litigation do not require any modification of the terms of the Merger Agreement or the proposals to be voted on at the special meeting of PMC Commercial shareholders.

Your vote is important. Whether or not you plan to attend the special meeting, if you have not already submitted a proxy, please submit a proxy to vote your shares as promptly as possible. If you have already submitted a proxy and do not wish to revoke or change that proxy, you do not need to take any further action. If you do wish to revoke or change a previously submitted proxy, please follow the instructions provided on page S-3 of this supplement under “Update to Questions and Answers.”

ADDITIONAL INFORMATION

This supplement to the definitive proxy statement/prospectus incorporates by reference important business and financial information about PMC Commercial from other documents filed with the SEC that are not included or delivered with this prospectus supplement. See “Introduction” beginning on page S-1 and “Where You Can Find More Information” beginning on page S-8.

If you have any questions or require additional information, or wish to obtain the documents incorporated by reference free of charge, you may request them in writing or by telephone at the following addresses and telephone numbers:

PMC Commercial Trust 17950 Preston Road, Suite 600 Dallas, Texas 75252 (972) 349-3235 Attn: Investor Relations	Proxy Solicitor: AST Phoenix Advisors 6201 15th Avenue Brooklyn, NY 11219 (800) 780-7314

ABOUT THIS DOCUMENT

This supplement, which forms part of a registration statement on Form S-4 filed by PMC Commercial with the SEC, constitutes a supplement to the prospectus of PMC Commercial for purposes of the Securities Act of 1933 with respect to the PMC Commercial Common Shares to be issued in connection with the proposed merger. This supplement also constitutes a supplement to the proxy statement of PMC Commercial for purposes of the Exchange Act.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated January 31, 2014. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. The issuance by PMC Commercial of its common or preferred shares in connection with the proposed merger will not create any implication to the contrary.

INTRODUCTION

We incorporate by reference in this supplement the information we included in the definitive proxy statement/prospectus dated December 30, 2013 that we mailed on or about January 6, 2014 to PMC Commercial shareholders of record as of the close of business on December 30, 2013. To the extent the information in this supplement differs from or updates the information contained in the definitive proxy statement/prospectus, the information in this supplement governs. Unless otherwise indicated or the context requires otherwise, all defined terms used herein shall have the meanings given to such terms in the definitive proxy statement/prospectus.

UPDATE TO QUESTIONS AND ANSWERS

The following sections provide brief answers to some of the more likely questions PMC Commercial shareholders may have in connection with the settlement of the derivative and class action litigation brought by certain PMC Commercial shareholders in connection with the proposed Merger and other transactions contemplated by the Merger Agreement. This section does not contain all of the information that is important to you. We urge you to read both this supplement and the definitive proxy statement/prospectus carefully, including the information we incorporated by reference in this supplement and the definitive proxy statement/prospectus.

Q:	Why am I receiving this supplement?

A:

We are sending you this supplement to the December 30, 2013 definitive proxy statement/prospectus because settlement agreements were executed as of January 28, 2014 relating to the derivative and class action litigation that was filed against PMC Commercial, CIM REIT, PMC Commercial’s merger subsidiary, PMC Merger Sub, and the Board of Trust Managers and executive officers of PMC Commercial in connection with the proposed Merger and related transactions. This supplement provides information on the settlement of such derivative and class action litigation and updates in relevant part the December 30, 2013 definitive proxy statement/prospectus that was previously mailed to you.

Q:	What are the material terms of the settlement?

A:

As part of the settlements, the plaintiffs, who together with the other “reporting persons” included in their Schedule 13D filings, collectively own approximately 12.7% of the outstanding shares of PMC Commercial, have represented that they will vote all of their shares in favor of each of the shareholder proposals described in the definitive proxy statement/prospectus.

Further, under the terms of the Memorandum and Agreement of Settlement dated as of January 28, 2014, which remains subject to final court approval and consummation of the Merger, plaintiff Hoak agreed to withdraw its application for a temporary injunction and (on behalf of itself, derivatively on behalf of PMC Commercial, and on behalf of the putative class of shareholders of PMC Commercial) to release PMC Commercial and the other defendants from all claims, actions or other damages that the plaintiffs have or might have relating to, among other things, the proposed Merger and other transactions related thereto. Plaintiff REIT Redux entered into a separate agreement, which is described below, to resolve its individual claims and similarly agreed to dismiss all of its claims. The defendants have not admitted the validity of any of the plaintiffs’ allegations made in the plaintiffs’ action or any liability with respect thereto, and continue to deny the same.

Pursuant to the Memorandum and Agreement of Settlement, on January 29, 2014, CIM Manager entered into a Rule 10b5-1 trading plan to purchase up to 2.75 million PMC Commercial Common Shares at prices up to $5.00 per share. Under the terms of the trading plan, share purchases shall be conducted in compliance with Rule 10b-18 under the Exchange Act, including in respect of “block purchases” as contemplated by such Rule. The trading plan provides for the purchase of shares commencing on the first trading day following consummation of the Merger. The trading plan will, in general, expire on the date that 2.75 million PMC Commercial Common Shares have been purchased or August 10, 2014, whichever is earlier. Additionally, PMC Commercial will be responsible for providing and administering notice of the class action settlement to the members of the settlement class, and will pay all reasonable costs incurred in providing such notice. PMC Commercial, PMC Merger Sub and CIM REIT have also agreed to payment of reasonable attorney’s fees and expenses of plaintiffs’ counsel, as may be awarded by the court, of up to $772,000.

CIM Manager is a subsidiary of CIM Group and the entity that is contemplated to act as manager of PMC Commercial following the Merger. CIM Manager is controlled by the three co-founders and principals of CIM Group, Richard Ressler, Avi Shemesh and Shaul Kuba, all of whom will also serve on the Board of Trust Managers of PMC Commercial following the Merger, with Mr. Ressler serving as Chairman.

Pursuant to the Settlement Agreement dated as of January 28, 2014 with plaintiff REIT Redux, which concerns the individual claims of REIT Redux and is subject to consummation of the Merger, final court approval and REIT Redux and its other “reporting persons” voting their shares in favor of the proposals described in the definitive proxy statement/prospectus, CIM Manager will purchase up to 500,000 PMC Commercial Common Shares currently owned by REIT Redux and its other “reporting persons” at a price of $5.00 per share, if requested by REIT Redux to do so at any time from July 10, 2014 until August 10, 2014.

Q:	Does the settlement amend the Merger Agreement?

A:	No. The settlement of the derivative and class action litigation does not provide for any amendment to the Merger Agreement.

Q:	Will the settlement affect the trading market for PMC Commercial Common Shares?

A:

Pursuant to the terms of the settlement, CIM Manager has entered into a trading plan pursuant to Rule 10b5-1 of the Exchange Act that provides for its purchase of PMC Commercial Common Shares in compliance with Rule 10b-18 under the Exchange Act. The trading plan provides for the purchase of PMC Commercial Common Shares commencing the trading day following the consummation of the Merger and related transactions and, in general, ending on the earlier of August 10, 2014 or the purchase of 2.75 million PMC Commercial Common Shares. Share purchases shall be conducted in the open market, including block purchases, at prices up to $5.00 per share. Purchases made pursuant to such trading plan may affect the market volume and trading price of the PMC Commercial Common Shares. See “Update to Risk Factors” beginning on page S-4.

Q:	Does PMC Commercial’s Board of Trust Managers support the settlement?

A:

Yes. While the Board of Trust Managers of PMC Commercial continues to deny any wrongdoing alleged in the class action litigation, the Board of Trust Managers believes that the settlement will eliminate the time, expense and uncertainties inherent in further litigation.

Q:	Does the settlement affect the recommendation of PMC Commercial’s Board of Trust Managers regarding the proposals contained in the definitive proxy statement/prospectus?

A:

No. PMC Commercial’s Board of Trust Managers continues to unanimously recommend that you vote “FOR” the approval of the Share Issuance Proposal, “FOR” the approval of the Merger-Related Compensation Proposal, and “FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal.

Q:	What do I do if I have not yet submitted my proxy vote?

If you have not previously voted, we urge you to submit your proxy by telephone, through the Internet or by mailing the enclosed proxy card by following the instructions printed on your proxy card and in the manner described in the definitive proxy statement/prospectus. Proxies submitted by telephone or through the

Internet must be received by 11:59 p.m., Eastern Standard Time, on February 10, 2014. You may also vote in person at the special meeting. If your shares are held in “street name” by a bank, broker or other custodian, you should follow the instructions provided by your bank, broker or other custodian regarding the voting of your shares.

Q:	What do I do if I have already submitted my proxy vote?

A:

If you have already submitted your proxy and you do not want to revoke or change the way you previously voted, you don’t need to do anything further for your proxy vote to be counted at the special meeting of PMC Commercial shareholders.

If you wish to revoke or change the proxy you have already submitted, you may do so by either (a) timely submitting later appropriate instructions by telephone or through the Internet, (b) filing with the Corporate Secretary of PMC Commercial, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card, (c) duly executing a later dated proxy card relating to the same shares and delivering it to the Corporate Secretary of PMC Commercial before the taking of the vote at the special meeting or (d) voting in person at the special meeting. Your attendance at the special meeting does not automatically revoke your previously submitted proxy. If you have instructed your bank, broker or other custodian to vote your shares, the options described above for revoking your proxy do not apply. Instead, you must follow the directions provided by your bank, broker or other custodian to change your vote.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or how to submit your proxy, you should contact:

PMC Commercial Trust 17950 Preston Road, Suite 600 Dallas, Texas 75252 (972) 349-3235 Attn: Investor Relations	Proxy Solicitor: AST Phoenix Advisors 6201 15th Avenue Brooklyn, NY 11219 (800) 780-7314

Recommendation of PMC Commercial’s Board of Trust Managers

The terms of the settlement of the derivative and class action litigation do not require any modification of the terms of the Merger Agreement or the proposals to be voted on at the special meeting. PMC Commercial’s Board of Trust Managers continues to unanimously recommend that you vote “FOR” the approval of the Share Issuance Proposal, “FOR” the approval of the Merger-Related Compensation Proposal, and “FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal.

UPDATE TO RISK FACTORS

In addition to the other information contained in or incorporated by reference in this supplement and the definitive proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote or instruct your vote to be cast to approve the proposals described in the proxy statement/prospectus.

PMC Commercial and CIM REIT have entered into a settlement regarding the derivative and class action litigation relating to the proposed Merger and other transactions; the settlement remains subject to final court approval and consummation of the Merger, and there is no assurance that any or all PMC Commercial shareholders will benefit from such settlement.

On October 9, 2013, certain shareholders of PMC Commercial filed a lawsuit against PMC Commercial, members of PMC Commercial’s Board of Trust Managers and executive officers and CIM REIT challenging the proposed Merger. As of January 28, 2014, PMC Commercial and the other defendants entered into settlement agreements with such PMC Commercial shareholders to settle the derivative and class action litigation. For more information on the terms of the settlement, see “Update to Litigation Relating to the Merger” on page S-5.

While the settlement required CIM Manager to implement a trading plan under Rule 10b5-1 immediately following the closing of the Merger to purchase up to 2.75 million shares of PMC Commercial at prices up to $5.00 per share, there can be no assurance as to the impact that the trading plan will have upon the liquidity or market price for such shares. Under the terms of the settlement, the trading plan will, in general, expire on the date that 2.75 million shares have been purchased or August 10, 2014, whichever is earlier. There can be no assurance that all 2.75 million shares will be purchased by August 10, 2014, in which case any benefits of the trading plan to PMC Commercial shareholders may not be fully realized. Further, there can be no assurance that the PMC Commercial Common Shares held by any particular shareholder may be purchased under the trading plan because the number of outstanding PMC Commercial Common Shares substantially exceeds 2.75 million shares. Further, the terms of the trading plan and compliance with applicable law may limit the number of shares that can effectively be purchased under the trading plan to less than 2.75 million shares. Accordingly, there can be no assurance that all shareholders who desire to have their shares purchased under the trading plan will be able to do so or that any such shareholder will be able to have the desired number of shares purchased or at an attractive price. Additionally, because the settlement remains subject to final court approval and is conditioned on consummation of the Merger, there is no assurance that the terms of the settlement, including the trading plan, will be implemented. Finally, after the trading plan is complete, the trading market for PMC Commercial shares may be negatively affected due to decreased float, trading volume or liquidity. Any such reduction in float, trading volume or liquidity may make it more difficult to buy or sell PMC Commercial shares without affecting the market price or at all.

UPDATE TO LITIGATION RELATING TO THE MERGER

The definitive proxy statement/prospectus describes certain pending litigation related to the Merger Agreement up to and including December 30, 2013, the date of the definitive proxy statement/prospectus. The discussion below supplements that description up to and including the date of this supplement.

On October 9, 2013, certain shareholders of PMC Commercial filed a lawsuit against PMC Commercial, members of PMC Commercial’s Board of Trust Managers and executive officers and CIM REIT challenging the proposed Merger. The complaint alleged, among other things, that the Trust Managers and PMC Commercial breached PMC Commercial’s Declaration of Trust and conspired to deprive PMC Commercial’s shareholders of the right to approve or decline the proposed Merger, to approve or decline of the sale of PMC Commercial and to approve or decline the authorization of the PMC Commercial Common Shares necessary to support the conversion rights of the PMC Commercial Preferred Shares. The complaint alleged that CIM REIT is liable as a principal and for tortiously interfering with the rights of shareholders under the PMC Commercial Declaration of Trust and causing or inducing the foregoing breaches. The complaint further alleged the Trust Managers breached their fiduciary duties to PMC Commercial shareholders in connection with the proposed Merger, and claimed that CIM REIT aided and abetted those alleged breaches of fiduciary duty. The complaint sought an order enjoining consummation of the proposed Merger, an order certifying the matter as a class action for damages, damages for lost shareholder value, exemplary damages, attorney’s fees and costs, appointment of a receiver, if justice so demands, in order to preserve and maximize shareholder value, and all other such relief as the court may find reasonable and necessary to which plaintiffs may be entitled. On November 12, 2013, the plaintiffs filed an amended petition to add PMC Merger Sub as a defendant to the lawsuit.

As of January 28, 2014, PMC Commercial, together with CIM REIT, entered into agreements with such shareholders of PMC Commercial to settle the derivative and class action litigation. As part of the settlements, the plaintiffs, who together with the other “reporting persons” included in their Schedule 13D filings, collectively own approximately 12.7% of the outstanding shares of PMC Commercial, have represented that they will vote all of their shares in favor of each of the shareholder proposals described in the definitive proxy statement/prospectus.

Further, under the terms of the Memorandum and Agreement of Settlement dated as of January 28, 2014 with Hoak, which remains subject to final court approval and consummation of the Merger, plaintiff Hoak agreed to withdraw its application for a temporary injunction and (on behalf of itself, derivatively on behalf of PMC Commercial, and on behalf of the putative class of shareholders of PMC Commercial) to release PMC Commercial and the other defendants from all claims, actions or other damages that the plaintiffs have or might have relating to, among other things, the proposed Merger and other transactions related thereto. Plaintiff REIT Redux entered into a separate agreement, which is described below, to resolve its individual claims and similarly agreed to the dismissal of its claims. The defendants have not admitted the validity of any of the plaintiffs’ allegations made in the plaintiffs’ action or any liability with respect thereto, and continue to deny the same.

Pursuant to the Memorandum and Agreement of Settlement, on January 29, 2014 CIM Manager entered into a trading plan designed to comply with Rule 10b5-1 under the Exchange Act to purchase up to 2.75 million PMC Commercial Common Shares at prices up to $5.00 per share. CIM Manager is a subsidiary of CIM Group and the entity that is contemplated to act as manager of PMC Commercial following the Merger. Under the terms of the trading plan, share purchases shall be conducted in compliance with Rule 10b-18 under the Exchange Act, including in respect of “block purchases” as contemplated by such Rule. The trading plan provides for the purchase of shares commencing on the first trading day following consummation of the Merger. The trading plan will, in general, expire on the date that 2.75 million PMC Commercial Common Shares have been purchased or August 10, 2014, whichever is earlier. Additionally, PMC Commercial will be responsible for providing and administering notice of the class action settlement to the members of the settlement class, and will pay all reasonable costs incurred in providing such notice. PMC Commercial, PMC Merger Sub and CIM REIT have also agreed to payment of reasonable attorney’s fees and expenses of plaintiffs’ counsel, as may be awarded by the court, of up to $772,000.

Pursuant to the Settlement Agreement dated as of January 28, 2014 with plaintiff REIT Redux concerning the individual claims of REIT Redux, which is also subject to consummation of the Merger, final court approval and REIT Redux and its other “reporting persons” voting their shares in favor of the proposals described in the definitive proxy statement/prospectus, CIM Manager will purchase up to 500,000 PMC Commercial Common Shares currently owned by REIT Redux and its other “reporting persons” at a price of $5.00 per share, if requested by REIT Redux to do so at any time from July 10, 2014 until August 10, 2014.

UPDATE TO CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This supplement and the documents referred to herein contain “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements, and certain statements regarding the settlement of the shareholder derivative and class action litigation benefits are forward-looking statements.

PMC Commercial and CIM REIT base these forward-looking statements on particular assumptions that they have made in light of their experience, as well as their perception of expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of PMC Commercial’s and CIM REIT’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. In addition to other factors and matters contained in this supplement, including those disclosed under “Update to Risk Factors” beginning on page S-4 of this supplement, these forward-looking statements are subject to risks, uncertainties and other factors, including those set forth in the definitive proxy statement / prospectus under the heading “Risk Factors” and other risks detailed in PMC Commercial’s filings with the SEC, including PMC Commercial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, a copy of which is incorporated by reference into this supplement. See also “Where You Can Find More Information” on page S-8 of this supplement.

As you read and consider the information in this supplement, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this supplement. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this supplement or the annexes to this supplement will in fact transpire. New factors emerge from time to time, and it is not possible for PMC Commercial or CIM REIT to predict all of them. Nor can PMC Commercial or CIM REIT assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement.

Neither PMC Commercial nor CIM REIT undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the data of this supplement or to reflect the occurrence of unanticipated events, except as required by law.

All subsequent written or oral forward-looking statements concerning the Merger or the other transactions contemplated by the Merger Agreement or other matters addressed in this supplement and attributable to PMC Commercial, on the one hand, and/or CIM REIT, on the other hand, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this supplement.

WHERE YOU CAN FIND MORE INFORMATION

PMC Commercial has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act of 1933 with respect to the securities offered by the definitive proxy statement/prospectus. This supplement forms a part of that registration statement and constitutes a supplement to the prospectus of PMC Commercial, in addition to being a supplement to the proxy statement of PMC Commercial for its special meeting. This supplement and the definitive proxy statement/prospectus do not contain all of the information included in the registration statement. For further information pertaining to PMC Commercial and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this supplement or the definitive proxy statement/prospectus to any of PMC Commercial’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes and exhibits to the definitive proxy statement/prospectus, the registration statement or in PMC Commercial’s other SEC filings for copies of the actual contract, agreement or other document.

PMC Commercial is subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. PMC Commercial files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read PMC Commercial’s SEC filings, including PMC Commercial’s registration statement on Form S-4 and PMC Commercial’s definitive proxy statement/prospectus, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document PMC Commercial files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

The SEC allows PMC Commercial to “incorporate by reference” information into this supplement, which means that PMC Commercial can disclose important information to you by referring you to another document filed separately with the SEC. This supplement incorporates by reference the documents set forth below that PMC Commercial has previously filed with the SEC. These documents contain important information about PMC Commercial and its finances.

PMC Commercial SEC Filings (File No. 1-13610)	Period
Annual Report on Form 10-K	Year ended December 31, 2012

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2013 Quarter ended June 30, 2013 Quarter ended September 30, 2013

Current Reports on Form 8-K

Dated March 6, 2013, March 18, 2013, May 10, 2013, June 19, 2013, July 8, 2013 (but only with respect to the information appearing under Item 1.01 and Exhibits 2.1, 10.1, 10.2, 10.3 and 10.4 thereto), July 19, 2013, August 9, 2013 (two filings), August 30, 2013, September 3, 2013, November 13, 2013, November 22, 2013, and January 30, 2014

Definitive Proxy Statement on Schedule 14A	Filed on April 29, 2013

Registration Statement on Form 8-A/A	Dated January 31, 1995, setting forth the description of PMC Commercial Common Shares, including any amendments or reports filed for the purpose of updating such description

The information incorporated by reference is deemed to be part of this supplement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this supplement will be deemed modified, superseded or replaced for purposes of this supplement to the extent that a statement contained in this supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this supplement modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced will not be deemed, except as so modified, superseded or replaced, to constitute a part of this supplement.

If you would like additional copies of this supplement or if you have questions about the Merger or the proposals to be presented at the special meeting, you should contact PMC Commercial by telephone or in writing:

PMC Commercial Trust

17950 Preston Road Suite 600

Dallas, Texas 75252

Attn: Investor Relations

(972) 349-3235

You may also obtain documents relevant to the special meeting by requesting them in writing or by telephone from PMC Commercial’s proxy solicitation agent at the following address and telephone number:

AST Phoenix Advisors

6201 15th Avenue

Brooklyn, NY 11219

(800) 780-7314

If you request any documents from PMC Commercial, PMC Commercial will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this supplement relating to PMC Commercial and its subsidiaries has been supplied by PMC Commercial, and all such information relating to CIM Group, CIM REIT, CIM Urban and their affiliates has been supplied by CIM REIT. Information provided by either PMC Commercial or CIM REIT does not constitute any representation, estimate or projection of the other party.

This document is a supplement to the prospectus of PMC Commercial and the proxy statement of PMC Commercial for PMC Commercial’s special meeting of shareholders, as set forth in the definitive proxy statement/prospectus. PMC Commercial has not authorized anyone to give any information or make any representation about the Merger, PMC Commercial or CIM REIT that is different from, or in addition to, that contained in this supplement or in any of the materials that PMC Commercial has incorporated by reference into this supplement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.